UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2021

Zumiez Inc.

(Exact name of registrant as specified in its charter)

Washington	000-51300	91-1040022
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4001 204th Street SW, Lynnwood, WA 98036
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (425) 551-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ZUMZ	Nasdaq Global Select

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement

On October 14, 2021, Zumiez Inc. (the “Registrant”) together with its subsidiary Zumiez Services Inc. (“Zumiez Services”) as the co-borrower (collectively with the Registrant and certain other subsidiaries as guarantors, the “Company”), entered into a First Amendment to Credit Agreement (the “Amendment”) with Wells Fargo Bank, N.A (the “Bank”). The Amendment relates to an extension of term and other certain changes to the terms and conditions set forth in a Credit Agreement between the Company and the Bank dated December 7, 2018 (the “Original Credit Agreement”). The Original Credit Agreement was set to expire on December 7, 2021. The Original Credit Agreement as amended by the Amendment is referred to herein as the “Credit Agreement”.

The Credit Agreement provides for a senior secured credit facility of (i) up to $25 million through December 1, 2023 and (ii) up to $35.0 million after December 1, 2023 and through December 1, 2024 (the “Credit Facility”). The Credit Facility is available for working capital and other general corporate purposes. The Credit Facility provides for the issuance of standby letters of credit in an amount not to exceed $17.5 million outstanding at any time and with a term not to exceed 365 days. The Credit Facility also provides for the issuance of commercial letters of credit in an amount not to exceed $10.0 million and with terms not to exceed 120 days. The amount of borrowings available at any time under the Credit Facility is reduced by the amount of standby and commercial letters of credit outstanding at that time.

The Credit Facility will mature on December 1, 2024. All obligations under the Credit Facility are joint and several with Zumiez Services and guaranteed by certain of the Registrant’s subsidiaries. The Credit Facility is secured by a first-priority security interest in substantially all of the personal property (but not the real property) of the borrowers and guarantors. Amounts borrowed under the Credit Facility bear interest at a daily simple SOFR rate plus a margin of 1.35% per annum.

The Credit Facility contains various representations, warranties and restrictive covenants that, among other things and subject to specified circumstances and exceptions, restrict the ability of the Registrant and its subsidiaries to incur indebtedness (including guarantees), grant liens, make investments, pay dividends or distributions with respect to capital stock, make prepayments on other indebtedness, engage in mergers, dispose of certain assets or change the nature of their business. The Credit Facility contains certain financial maintenance covenants that generally require the Registrant to have net income after taxes of at least $5.0 million on a trailing four-quarter basis and a quick ratio of 1:25:1.0 at the end of each fiscal quarter.

The Credit Facility contains certain affirmative covenants, including reporting requirements such as delivery of financial statements, certificates and notices of certain events, maintaining insurance, and providing additional guarantees and collateral in certain circumstances. The Credit Facility includes customary events of default including non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties, cross-default to other material indebtedness, bankruptcy and insolvency events, invalidity or impairment of guarantees or security interests, material judgments and change of control.

A copy of the Amendment is attached hereto as Exhibit 10.29. The preceding summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment and the Original Credit Agreement. The Original Credit Agreement was filed as Exhibit 10.28 to the Form 8-K filed by the Registrant on December 7, 2018.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.29	First Amendment to Credit Agreement dated as of October 14, 2021 by and among Zumiez Inc., Zumiez Services Inc. and Wells Fargo Bank, National Association.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZUMIEZ INC.

Dated: October 15, 2021	By:	/s/ Chris K. Visser
Chris K. Visser
Chief Legal Officer & Secretary